Exhibit 99.1

                  First Consulting Group CEO Resigns

    LONG BEACH, Calif.--(BUSINESS WIRE)--Nov. 4, 2005--The Board of Directors of First Consulting Group, Inc. (Nasdaq:FCGI), a leading provider of outsourcing, consulting, and systems implementation and integration to the health-related industries, today announced the resignation of Luther J. Nussbaum as Chief Executive Officer, Chairman, and Director of the Company effective immediately.
    Douglas G. Bergeron has been appointed Chairman of the Board. Bergeron has been a Director of the Company since August 2004. "We thank Luther for his many contributions to the Company over the past decade," said Bergeron.
    The Board of Directors has initiated a search for a new Chief Executive Officer.
    Steven Heck, President of FCG since 1999, has been appointed by the Board as interim Chief Executive Officer. Heck will work together with the three other members of FCG's management executive committee, namely Thomas Watford, Mitch Morris, and Thomas Underwood, to guide the Company through this transition. FCG does not expect to make any additional structural changes or executive leadership changes at this time.

    About FCG

    FCG is a leading provider of outsourcing, consulting, and systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe, and Asia. Through combinations of onsite, off-site, and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    CONTACT: First Consulting Group, Inc.
             Thomas Reep, 562-624-5250
             Doug Bergeron, 408-232-7801